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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

   Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       under Section 13 and 15(d) of the Securities Exchange Act of 1934

                                                   Commission File No.  0-26432
                                                                       ---------

                              AIRWAYS CORPORATION
            ------------------------------------------------------
            (Exact name of registrant as specified in its Charter)


             6280 Hazeltine National Drive, Orlando, Florida 32822
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                           Telephone: (407) 859-1579
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive officers)


                          Common Stock $.01 par value
           --------------------------------------------------------
           (Title of each class of securities covered by this form)


                                     None
  -------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)    [X]                      Rule 12h-3(b) (1) (ii)   [ ]
Rule 12g-4(a) (1) (ii)   [ ]                      Rule 12h-3(b) (2) (i)    [ ]
Rule 12g-4(a) (2) (i)    [ ]                      Rule 12h-3(b) (2) (ii)   [ ]
Rule 12g-4(a) (2) (ii)   [ ]                      Rule 15d-6               [ ]
Rule 12h-3(b) (1) (i)    [X]

Approximate number of holders of record as of the certification or notice date:

                                     None
                                     ----

Pursuant to the requirements of the Securities Exchange Act of 1934 AirTran Holdings, Inc., the successor by merger to Airways Corporation, has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   November 18, 1997              By: /s/ D. Joseph Corr
       -------------------                 ------------------
                                           D. Joseph Corr,
                                           Executive Vice President

Instruction:  This form is required by Rules 12g-4 and 15d-6 of the General
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Rules and Regulations under the Securities Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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